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Assurant Announces Appointment of Elyse Douglas to Board of Directors

NEW YORK, July 7, 2011 -- Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces the appointment of Elyse Douglas, 55, executive vice president and chief financial officer of Hertz Global Holdings Inc. and The Hertz Corporation, to its Board of Directors, effective July 6, 2011.

“Elyse Douglas is a seasoned financial executive with an impressive array of leadership experiences at several highly recognized, consumer-driven companies,” said Elaine D. Rosen, the chair of Assurant's Board. “Her extensive understanding of multiple industries with worldwide operations will be a strong asset to our Board of Directors.”

Prior to joining Hertz, Douglas held financial positions at Coty Inc., Nabisco Inc. and Chase Manhattan Bank (now JPMorgan Chase). A resident of New York City, Douglas earned a bachelor's degree in accounting from Villanova University and a Master of Business Administration in finance from New York University. She is a Certified Public Accountant and earned her Chartered Financial Analyst designation in 1996.

In additional action, the Assurant Board named Elyse Douglas to its Finance and Investment Committee and Paul J. Reilly, who was appointed to the Assurant Board on June 15, 2011, to its Audit Committee.

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue. www.assurant.com

Media Contacts:	Investor Relations Contacts:
Shawn M. Kahle	Melissa Kivett	Brian D. Koppy
Vice President	Senior Vice President	Vice President
Corporate Communications	Investor Relations	Investor Relations
Phone: 212-859-7047	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
shawn.kahle@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com